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                                                                    EXHIBIT 23.2

                              Consent of KPMG LLP

The Stockholders and Board of Directors
Diamond Technology Partners Incorporated:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Diamond Technology Partners Incorporated of our reports dated April 18, 2000, relating to the consolidated balance sheets of Diamond Technology Partners Incorporated and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of net income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, and the related schedule, which reports appear in the March 31, 2000 annual report on Form 10-K of Diamond Technology Partners Incorporated.

/s/ KPMG LLP

Chicago, Illinois
November 28, 2000

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